Exhibit 10.3

TierOne corporation
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement") is made and entered into as of December 17, 2008 by and between TierOne Corporation, a business corporation organized and existing under the laws of the State of Wisconsin (the "Company"), and Gilbert G. Lundstrom (the "Executive").

W I T N E S S E T H :

WHEREAS, the Executive is currently employed as the Chairman of the Board and Chief Executive Officer of the Company pursuant to an employment agreement between the Company and the Executive entered into as of October 1, 2002, which was amended and restated effective July 27, 2006 and amended as of December 14, 2006 (the “Company Employment Agreement”);

WHEREAS, the Executive is currently employed as the Chairman of the Board and Chief Executive Officer of TierOne Bank (the “Bank”) pursuant to an amended and restated employment agreement between the Bank and the Executive entered into as of February 23, 1995, as subsequently amended effective December 18, 1996 and November 17, 2004 or by subsequent resolutions of the Board of Directors and as amended and restated effective July 27, 2006, and which is being further amended and restated as of the date hereof (the “Bank Employment Agreement”);

WHEREAS, the Company desires to amend and restate the Company Employment Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as well as certain other changes;

WHEREAS, the Company desires to assure itself of the continued availability of the Executive's services as provided in this Agreement; and

WHEREAS, the Executive is willing to serve the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Company and the Executive hereby agree as follows:

SECTION 1.          EFFECTIVE DATE; EMPLOYMENT.

This Agreement shall be effective on the date first written above (the “Effective Date”). The Company agrees to employ the Executive, and the Executive hereby agrees to such employment, during the period and upon the terms and conditions set forth in this Agreement.

SECTION 2.          EMPLOYMENT PERIOD.

(a)           The terms and conditions of this Agreement shall be and remain in effect during the period of three years beginning on October 7, 2008 (the “Commencement Date”) and ending on the third anniversary of the Commencement Date, plus such extensions, if any, as are provided pursuant to Section 2(b) hereof (the "Employment Period").

(b)           Except as provided in Section 2(c), beginning on the Commencement Date, on each day during the Employment Period, the Employment Period shall automatically be extended for one additional day, unless either the Company, on the one hand, or the Executive, on the other hand, elects not to extend the Agreement further by giving written notice thereof to the other party, in which case the Employment Period shall end on the third anniversary of the date on which such written notice is given. Upon termination of the Executive's employment with the Company for any reason whatsoever, any daily extensions provided pursuant to this Section 2(b), if not theretofore discontinued, shall automatically cease.

(c)           Nothing in this Agreement shall be deemed to prohibit the Company at any time from terminating the Executive's employment during the Employment Period with or without notice for any reason, provided that the relative rights and obligations of the Company and the Executive in the event of any such termination shall be determined under this Agreement.

SECTION 3.           DUTIES.

Throughout the Employment Period, the Executive shall serve as the Chairman of the Board of Directors of the Company (the “Company Board”) and as the Chief Executive Officer of the Company, having such power, authority and responsibility and performing such duties as are prescribed by or under the Bylaws of the Company and as are customarily associated with such positions.  The Executive shall devote his full business time, attention, skills and efforts (other than during weekends, holidays, vacation periods, and periods of illness or leaves of absence and other than as permitted or contemplated by Section 7 hereof) to the business and affairs of the Company as he has customarily done as an officer and employee of the Bank and shall use his best efforts to advance the interests of the Company.

SECTION 4.           CASH COMPENSATION.

(a)           In consideration for the services to be rendered by the Executive hereunder, the Company and/or its subsidiaries shall pay to him a salary of five hundred seventy-five thousand dollars ($575,000) annually (“Base Salary”).  The Executive's Base Salary shall be payable in approximately equal installments in accordance with the Company’s and its applicable subsidiaries’ customary payroll practices for senior officers.  Base Salary shall include any amounts of compensation deferred by the Executive under any tax-qualified retirement or welfare benefit plan or any other deferred compensation arrangement.  The Company Board and the Board of Directors of the Bank (the “Bank Board”) shall review the Executive's annual rate of salary at such times during the Employment Period as they deem appropriate, but not less frequently than once every twelve months, and may, in their respective discretion, approve an increase therein.  In addition to salary, the Executive may receive other cash compensation from the Company or its subsidiaries for services hereunder at such times, in such amounts and on such terms and conditions as the Company Board or the Bank Board may determine from time to time.  Any increase in the Executive’s annual salary shall become the Base Salary of the Executive for purposes hereof.  The Executive’s Base Salary as in effect from time to time cannot be decreased by the Company and/or the Bank without the Executive’s express prior written consent.

(b)           The Executive shall be entitled to participate in an equitable manner with all other executive officers of the Company in discretionary bonuses as authorized by the Company Board to executive officers.  No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to participate in such bonuses when and as declared by the Company Board.

(c)           The Executive shall be entitled to receive fees for serving as a director of the Company or as a member of any committee as received by other members of the Company Board.

SECTION 5.           EMPLOYEE BENEFIT PLANS AND PROGRAMS.

During the Employment Period, the Executive shall be treated as an employee of the Company and the Bank and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Company and the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Company's and the Bank’s customary practices.  The Company agrees to maintain its current benefit restoration plan (or benefits equivalent thereto) for the Executive while he is employed by the Company but not beyond the expiration of the Employment Period.  Nothing paid to the Executive under any such plan or program will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

SECTION 6.           INDEMNIFICATION AND INSURANCE.

(a)           During the Employment Period and for a period of six years thereafter, the Company shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at the request of the Company.  The coverage provided to the Executive pursuant to this Section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company or any successor.

(b)           To the maximum extent permitted under applicable law, during the Employment Period and for a period of six years thereafter, the Company shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures that may be incurred by the Executive in his capacity as a director or officer of the Company or any subsidiary or affiliate.

SECTION 7.	OUTSIDE ACTIVITIES.

The Executive may (a) serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Company Board (which approval shall not be unreasonably withheld), and (b) perform duties as a trustee or personal representative or in any other fiduciary capacity, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement or present any conflict of interest.  The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder, provided that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Company and generally applicable to all similarly situated executives. If the Executive is discharged or suspended, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Bank, he shall continue to perform services for the Company in accordance with this Agreement but shall not directly or indirectly provide services to or participate in the affairs of the Bank in a manner inconsistent with the terms of such discharge or suspension or any applicable regulatory order.

SECTION 8.	WORKING FACILITIES AND EXPENSES.

It is understood by the parties that the Executive's principal place of employment shall be at the Company's principal executive office located in Lincoln, Nebraska, or at such other location within 25 miles of the address of such principal executive office, or at such other location as the Company and the Executive may mutually agree upon.  The Company shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his position with the Company and necessary or appropriate in connection with the performance of his assigned duties under this Agreement.  The Company shall reimburse the Executive for his ordinary and necessary business expenses attributable to the Company’s business, including, without limitation, the Executive's travel and entertainment expenses incurred in connection with the performance of his duties for the Company under this Agreement, in each case upon presentation to the Company of an itemized account of such expenses in such form as the Company may reasonably require.  Such reimbursement shall be paid promptly by the Company and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.  In addition, the Company and/or its subsidiaries shall provide the Executive with an automobile allowance payable annually in such amount as shall be determined by the Board of Directors to cover the Executive’s costs of operating the automobile in connection with the business of the Company and its subsidiaries.

SECTION 9.          TERMINATION OF EMPLOYMENT WITH BENEFITS.

(a)           Subject to Section 9(d), the Executive shall be entitled to the benefits described in Section 9(b) in the event that:

(i)           his employment with the Company terminates during the Employment Period as a result of the Executive's termination for Good Reason (as defined in Section 9(a)(i)(A) and (B) of this Agreement), which shall mean a termination based on the following:

(A) any material breach of this Agreement by the Company, including without limitation any of the following: (1) a material diminution in the Executive’s base compensation, (2) a material diminution in the Executive’s authority, duties, titles or responsibilities as prescribed in Section 3, or (3) any requirement that the Executive report to a corporate officer or employee of the Company instead of reporting directly to the Board of Directors of the Company, or

(B) any material change in the geographic location at which the Executive must perform hisservices under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Companywithin ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Companyshall thereafter have the right to remedy the condition within thirty (30) days of the date the Companyreceived the written notice from the Executive.  If the Companyremediesthe condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Companydoesnot remedy the condition within such thirty (30) day cure period, then the Executive may deliver a notice of termination for Good Reason at any time within sixty (60) days following the expiration of such cure period; or

(ii)           the Executive's employment with the Company is terminated by the Company during the Employment Period for any reason other than for "cause," death or “Disability,” as provided in Section 10(a).

(b)           Subject to Section 9(d) and if the Executive has offered to continue to provide services on the terms contemplated by this Agreement and such offer has been declined, upon the termination of the Executive’s employment pursuant to Section 9(a) of this Agreement, the Company shall pay and provide to the Executive (or, in the event of his subsequent death, to his estate):

(i)           his earned but unpaid Base Salary (including, without limitation, all items which constitute wages under applicable law and the payment of which is not otherwise provided for in this Section 9(b)) as of the date of the termination of his employment, with such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 days after termination of employment;

(ii)           the benefits, if any, to which he is entitled under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Company's and the Bank’s officers and employees through the date of the termination of his employment;

(iii)          continued group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance benefits, in addition to that provided pursuant to Section 9(b)(ii), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for the Executive, for the  period beginning on the date on which his employment terminates and ending on the last day of the Employment Period (the “Remaining Employment Period”) and at no cost to the Executive, coverage equivalent to the coverage to which he would have been entitledunder such plans if he had continued to be employed during such period at the highest annual rate of salary achieved during the Employment Period; provided that any insurance premiums payable by the Company or any successors pursuant to this Section 9(b)(iii) shall be payable at such times and in such amounts (except that the Company shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Company, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Company in any taxable year shall not affect the amount of insurance premiums required to be paid by the Company in any other taxable year; and provided further that if the Executive’s participation in any group insurance plan is barred, the Company shall either arrange to provide the Executive with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the date of termination based on the annualized rate of premiums being paid by the Company as of the date of termination;

(iv)           within 30 days following the date on which his employment terminates, a lump sum payment, in an amount equal to the present value of the Base Salary that the Executive would have earned if he had continued to be employed during the Remaining Employment Period at the highest annual rate of Base Salary achieved during the Employment Period, with such present value to be determined using a discount rate equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Code, compounded using the compounding periods corresponding to the Company's and the Bank’s regular payroll periods for their officers, and with such lump sum to be paid in lieu of all other payments of Base Salary provided for under this Agreement in respect of the Remaining Employment Period;

(v)           within 30 days following the date on which his employment terminates, a lump sum payment in an amount equal to the excess, if any, of:

(A)           the present value of the aggregate benefits to which he would be entitled under any and all qualified defined benefit pension plans and non-qualified plans related thereto maintained by, or covering employees of, the Company and the Bank if he were 100% vested thereunder and had continued to be employed during the Remaining Employment Period at the highest annual rate of Base Salary achieved during the Employment Period; over

(B)           the present value of the benefits to which he is actually entitled under such defined benefit pension plans as of the date on which his employment terminates, with such present values to be determined using the mortality tables prescribed under Section 415(b)(2)(E)(v) of the Code and a discount rate, compounded monthly, equal to the annualized rate of interest prescribed by the Pension Benefit Guaranty Corporation for the valuation of immediate annuities payable under terminating single-employer defined benefit plans for the month in which the Executive's employment terminates ("Applicable PBGC Rate");

(vi)           within 30 days following the date on which his employment terminates, a lump sum payment in an amount equal to the present value of the additional employer contributions to which he would have been entitled under any and all qualified defined contribution plans and non-qualified plans related thereto maintained by, or covering employees of, the Company and the Bank as if he were 100% vested thereunder and had continued to be employed during the Remaining Employment Period at the highest annual rate of Base Salary achieved during the Employment Period and making the maximum amount of employee contributions, if any, required or permitted under such plan or plans, with such present value to be determined on the basis of a discount rate, compounded using the compounding period that corresponds to the frequency with which employer contributions are made to the relevant plan, equal to the Applicable PBGC Rate, provided that no payments shall be made pursuant to this subsection (vi) with respect to the Company’s Employee Stock Ownership Plan (“ESOP”) if the ESOP  is terminated effective as of a date within one year of the date of the termination of the Executive’s employment;

(vii)           within 30 days following the  date on which his employment terminates, a lump sum payment in an amount equal to the present value of the payments that would have been made to the Executive under any cash bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Company and the Bank if he had continued to be employed during the Remaining Employment Period and had earned in each calendar year that ends during the Remaining Employment Period a bonus or incentive award that equals the highest annual bonus or incentive award paid to the Executive during the preceding 36 calendar months, with the present value of such payments to be determined using a discount rate equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Code, compounded using the compounding periods corresponding to the Company’s schedule of paying bonuses; and

(viii)          within 30 days following the occurrence of an event described in Section 9(a), upon the surrender of then outstanding options or appreciation rights previously issued to the Executive under any stock option and appreciation rights plan or program maintained by, or covering employees of, the Company, a lump sum payment in an amount equal to the product of:

(A)           the excess of (I) the fair market value of a share of stock of the same class as the stock subject to the option or appreciation right, determined as of the date on which his employment terminates, over (II) the exercise price per share for such option or appreciation right, as specified in or under the relevant plan or program; multiplied by

(B)           the number of shares with respect to which options or appreciation rights are being surrendered.

The Company and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the date first written above and that the payments and benefits contemplated by this Section 9(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage but subject to mitigation as provided in Section 9(d).  The Company and the Executive further agree that the Company may condition the payments and benefits (if any) due under Sections 9(b)(iii), (iv), (v), (vi) and (vii) on the receipt of the Executive's resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company or any of its subsidiaries or affiliates.

(c)           If the Executive’s employment with the Bank is terminated at the same time that his employment with the Company is terminated pursuant to Section 9(a) hereof, and if the termination benefits payable by the Bank to the Executive pursuant to Sections 9(a), 9(b) or 9(c) of the Bank Employment Agreement are limited by Section 9(e)(ii) of the Bank Employment Agreement, then the Company shall pay to the Executive the amount by which his termination benefits under the Bank Employment Agreement are reduced by Section 9(e)(ii) thereof, subject to Section 9(d) of this Agreement and provided further that the termination benefits payable to the Executive under the Bank Employment Agreement are reduced to their present value using discounting methods similar to those set forth in Section 9(b) of this Agreement.

(d)           In the event that the Executive becomes entitled to liquidated damages pursuant to this Section 9 and a Change in Control as defined in Section 11(a) hereof has occurred within one year of the date of termination, the Company's obligations with respect to damages payable under Sections 9(b)(iii) through 9(b)(vii) and 9(c) shall be reduced by the amount of the Executive's earned income, if any (within the meaning of Section 911(d)(2)(A) of the Code), during the Remaining Employment Period.  The Executive agrees that in the event he becomes entitled to liquidated damages pursuant to this Section 9 and a Change in Control as defined in Section 11(a) hereof has occurred within one year of the date of termination, then throughout the Remaining Employment Period, he shall promptly inform the Company of the nature and amounts of earned income which he earns from providing services other than to the Company or the Bank, or any of their respective successors, and shall provide such documentation of such cash income as the Company may request.  In the event of changes to such cash income from time to time, the Executive shall inform the Company of such changes, in each case within five days after the change occurs, and shall provide such documentation concerning the change as the Company may request.  If a Change in Control has occurred within one year of the date of termination, the Executive shall reimburse to the Company the cash payments or benefits provided by the Company to him pursuant to Sections 9(b)(iii) through

9(b)(vii) and 9(c), up to the amount of earned income which he earns from providing services during the Remaining Employment Period.  Such reimbursement shall be made as and when payments of such earned income are received by the Executive or within 30 days thereafter.

SECTION 10.	TERMINATION WITHOUT ADDITIONAL COMPANY LIABILITY.

(a)           In the event that the Executive's employment with the Company shall terminate during the Employment Period on account of:

(i)            the discharge of the Executive for "cause," which, for purposes of this Agreement, shall mean a discharge because the Company Board determines that the Executive has: (A) willfully failed to perform his assigned duties under this Agreement, other than any failure resulting from the Executive’s incapacity due to physical or mental injury or illness; (B) committed an act involving moral turpitude in the course of his employment with the Company and its subsidiaries; (C) engaged in willful misconduct; (D) breached his fiduciary duties for personal profit; (E) willfully violated, in any material respect, any law, rule or regulation (other than traffic violations or similar offenses), written agreement or final cease-and-desist order with respect to his performance of services for the Company or the Bank, as determined by the Company Board; or (F) materially breached the terms of this Agreement;

(ii)           the Executive's voluntary resignation from employment (including voluntary retirement) with the Company for reasons other than those specified in Section 9(a)(i); or

(iii)            the death of the Executive while employed by the Company, or the termination of the Executive's employment because of "Disability" as defined in Section 10(c) below;

then in any of the foregoing events, the Company shall have no further obligations under this Agreement, other than (A) the payment to the Executive of his earned but unpaid Base Salary as of the date of the termination of his employment, (B) the payment to the Executive of the benefits to which he is entitled under all applicable employee benefit plans and programs and compensation plans and programs, including but not limited to such retirement, death or disability benefits to which he is entitled under his Supplemental Retirement Plan Agreement with the Bank dated October 27, 1993, as amended (“SERP”) and his Split Dollar Agreement with the Bank dated January 2, 1994, as amended (“Split Dollar Agreement”), and (C) the provision of such other benefits, if any, to which he is entitled as a former employee under the Company's employee benefit plans and programs and compensation plans and programs.

(b)           For purposes of this Section 10, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Company Board or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The cessation of employment of the Executive shall not be deemed to be for "cause" within the meaning of Section 10(a)(i) unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of three-fourths of the members of the Company Board at a meeting of such Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, the Executive is guilty of the conduct described in Section 10(a)(i) above, and specifying the particulars thereof in detail.

(c)           “Disability” shall be deemed to have occurred if the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company and its subsidiaries.  The existence of such physical or mental impairment shall be determined by a physician selected by the Chief Medical Officer at the University of Nebraska Medical Center at Omaha, Nebraska, and the physician shall certify the existence or absence of such impairment to the Company and the Executive.

(d)           During any period in which the Executive is absent due to physical or mental impairment, the Company may, without breaching this Agreement, appoint another person or persons to act as interim Chairman of the Board and interim Chief Executive Officer pending the Executive’s return to his duties on a full-time basis hereunder or his termination as a result of such Disability.  Prior to the Executive’s employment being terminated due to Disability under Section 10(e) hereof, the Executive shall continue to receive his full Base Salary, bonuses and other benefits to which he is entitled under this Agreement, including continued participation in all employee benefit plans and programs.

(e)           The Company may provide notice to the Executive in writing that it intends to terminate the Executive’s employment under this Agreement, with the termination date to be on or after the date that the Executive has been absent from his duties hereunder on a full-time basis for six consecutive months due to any physical or mental impairment.  At the time his employment hereunder is terminated due to Disability, (i) the Executive shall not be entitled to any payments or benefits pursuant to Sections 4 and 5 hereof for periods subsequent to such date of termination, and (ii) the Executive shall become entitled to receive the Disability payments provided by Section 4 of  his SERP and/or that may be available under any applicable long-term disability plan.

SECTION 11.	TERMINATION UPON OR FOLLOWING A CHANGE IN CONTROL.

(a)           The term “Change in Control” shall mean a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.  In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them.

(b)           Upon the occurrence of a Change in Control prior to the expiration of the Employment Period, the Company shall pay to the Executive, in addition to any amounts payable pursuant to Section 9, a severance benefit in a lump sum payment, within 25 days after the effective time of such Change in Control equal to the greater of (i) the sum of the amounts payable as Base Salary pursuant to Section 4 during the Remaining Employment Period and as additional cash compensation pursuant to Section 9(b)(vii), or (ii) three times the Executive’s “base amount” from the Company and its subsidiaries as defined under Section 280G of the Code, minus $1.00.

SECTION 12.	TAX INDEMNIFICATION.

(a)           If the payments and benefits pursuant to this Agreement, either alone or together with other payments and benefits which the Executive has the right to receive from the Company and its subsidiaries (including, without limitation, the payments and benefits which the Executive would have the right to receive from the Bank pursuant to Section 9 of the Bank Employment Agreement), would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Code (the “Initial Parachute Payment”), then the Company shall pay to the Executive, within ten (10) business days after the date of termination and subject to applicable withholding requirements, a lump sum cash amount equal to the sum of the following:

(i)           twenty (20) percent (or such other percentage equal to the tax rate imposed by Section 4999 of the Code) of the amount by which the Initial Parachute Payment exceeds the Executive’s “base amount” from the Company and its subsidiaries, as defined in Section 280G(b)(3) of the Code, with the difference between the Initial Parachute Payment and the Executive’s base amount being hereinafter referred to as the “Initial Excess Parachute Payment”; and

(ii)           such additional amount (tax allowance) as may be necessary to compensate the Executive for the payment by the Executive of state, local and federal income and excise taxes on the payment provided under clause (i) above and on any payments under this clause (ii).  In computing such tax allowance, the payment to be made under clause (i) above shall be multiplied by the “gross up percentage” (“GUP”).  The GUP shall be determined as follows:

                Tax Rate
GUP  =   1- Tax Rate

The Tax Rate for purposes of computing the GUP shall be the highest marginal federal, state and local income and employment-related tax rate (including Social Security and Medicare taxes), including any applicable excise tax rate, applicable to the Executive in the year in which the payment under clause (i) above is made, and shall also reflect the phase-out of deductions and the ability to deduct certain of such taxes.

(b)           Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Executive is a party that the actual excess parachute payment as defined in Section 280G(b)(1) of the Code (before giving effect to the payments under Sections 12(a)(i) and (ii) above) is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the “Determinative Excess Parachute Payment”), then the Company’s independent tax counsel or accountants shall determine the amount (the “Adjustment Amount”) which either the Executive must pay to the Company or the Company must pay to the Executive in order to put the Executive (or the Company, as the case may be) in the same position the Executive (or the Company, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent tax counsel or accountants shall take into account any and all taxes (including any penalties and interest) paid by or for the Executive or refunded to the Executive or for the Executive’s benefit.  As soon as practicable after the Adjustment Amount has been so determined, and in no event more than thirty (30) days after the Adjustment Amount has been so determined, the Company shall pay the Adjustment Amount to the Executive or the Executive shall repay the Adjustment Amount to the Company, as the case may be.

(c)           In each calendar year that the Executive receives payments of benefits that constitute a parachute payment, the Executive shall report on his state, local and federal income tax returns such information as is consistent with the determination made by the independent tax counsel or accountants of the Company as described above.  The Company shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys’ fees, interest, fines and penalties) which the Executive incurs as a result of so reporting such information, with such indemnification to be paid by the Company to the Executive as soon as practicable and in any event no later than March 15 of the year immediately following the year in which the amount subject to indemnification was determined. The Executive shall promptly notify the Company in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 12 is being reviewed or is in dispute.  The Company shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for the Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Section 12) and the Executive shall cooperate fully with the Company in any such proceeding.  The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Company may have in connection therewith without the prior consent of the Company.

SECTION 13.	SOURCE OF PAYMENTS; NO DUPLICATION OF PAYMENTS.

(a)           All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company subject to Section 13(b).

(b)           Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by the Executive under the Bank Employment Agreement, such compensation payments and benefits paid by the Bank will be subtracted from any amount due simultaneously to the Executive under similar provisions of this Agreement.  Payments pursuant to this Agreement and the Bank Employment Agreement (other than severance and change in control payments and benefits pursuant to Sections 9 and 11 hereof) shall be allocated in proportion to the level of activity and the time expended on such activities by the Executive as determined by the Company and the Bank on a quarterly basis.

SECTION 14.	COVENANT NOT TO COMPETE.

The Executive hereby covenants and agrees that, in the event of his termination of employment with the Company for any reason prior to the expiration of the Employment Period (other than a termination of employment in connection with or within 12 months following a Change in Control), for a period of two years following the date of his termination of employment with the Company (or, if less, for the Remaining Employment Period), he shall not, without the written consent of the Company, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within any county in which the Company or the Bank maintains an office.

SECTION 15.	CONFIDENTIALITY.

Unless he obtains the prior written consent of the Company, the Executive shall at all times keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company or any entity which is a subsidiary of the Company or of which the Company is a subsidiary, any material document or information obtained from the Company, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 15 shall prevent the Executive, with or without the Company's consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding or the Company’s public reporting requirements to the extent that such participation or disclosure is required under applicable law.

SECTION 16.	SOLICITATION.

The Executive hereby covenants and agrees that, for a period of two years following his termination of employment with the Company for any reason (other than a termination of employment in connection with or within 12 months following a Change in Control), he shall not, without the written consent of the Company, either directly or indirectly:

(a)            solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company or any of its subsidiaries or affiliates to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 14;

(b)           provide any information, advice or recommendation with respect to any such officer or employee to any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 14, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company or any of its subsidiaries or affiliates to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 14; or

(c)           solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company or the Bank to terminate an existing business or commercial relationship with the Company or the Bank.

SECTION 17.	NO EFFECT ON EMPLOYEE BENEFIT PLANS OR PROGRAMS.

The termination of the Executive's employment during the Employment Period or thereafter, whether by the Company or by the Executive, shall have no effect on the vested rights of the Executive under the Company's or the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, SERP, Split Dollar Agreement, ESOP Supplemental Executive Retirement Plan, 401(k) Supplemental Executive Retirement Plan or other employee benefit plans or programs, or compensation plans or programs in which the Executive was a participant.

SECTION 18.	SUCCESSORS AND ASSIGNS.

(a)           This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by an assumption agreement in form and substance  satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  Failure of the Company to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the compensation pursuant to Sections 9 and 11 hereof.  For purposes of  implementing the provisions of this

Section 18(a), the date which any such succession without an assumption agreement becomes effective shall be deemed the date of termination of the Executive’s employment.

(b)           This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.  If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s beneficiary.

SECTION 19.	NOTICES.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:

Gilbert G. Lundstrom
At the address last appearing
on the personnel records of
the Company

If to the Company:

TierOne Corporation
1235 N Street
Lincoln, Nebraska 68508
(or the address of the Company’s principal executive office, if different)
Attention: President

with a copy, in the case of a notice to the Company, to:

Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W.
Washington, D.C.  20005
Attention: Raymond A. Tiernan, Esq.
     Gerald F. Heupel, Jr., Esq.

SECTION 20.	INDEMNIFICATION FOR ATTORNEYS' FEES.

(a)           The Company shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees and expenses, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement.  For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Company's obligations hereunder shall be conclusive evidence of the Executive's entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

(b)           The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  Unless it is determined that a claim made by the Executive was either frivolous or made in bad faith, the Company agrees to pay as incurred (and in any event no later than March 15 of the year immediately following the year in which incurred), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of or in connection with his consultation with legal counsel or arising out of any action, suit, proceeding or contest (regardless of the outcome thereof) by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.  This Section 20(b) shall apply whether such consultation, action, suit, proceeding or contest arises before, on, after or as a result of a Change in Control.

SECTION 21.	SEVERABILITY.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

SECTION 22.	WAIVER.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

SECTION 23.	COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

SECTION 24.	GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nebraska  applicable to contracts entered into and to be performed entirely within the State of Nebraska, except to the extent that federal law controls.

SECTION 25.	HEADINGS AND CONSTRUCTION.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

SECTION 26.	ENTIRE AGREEMENT; MODIFICATIONS.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, except that the parties acknowledge that this  Agreement shall not impact any of the rights and obligations of the parties to the Bank Employment Agreement or any of the agreements or plans referenced in the Bank Employment Agreement (including but not limited to the Executive’s SERP and Split Dollar Agreement, each as amended) except as set forth in Section 13 hereof.  No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto; provided, however, that if the Company determines, after a review of the final regulations issued under Section 409A of the Code and all applicable IRS guidance, that this Agreement should be further amended to avoid triggering the tax and interest penalties imposed by Section 409A of the Code, the Company may amend this Agreement to the extent necessary to avoid triggering the tax and interest penalties imposed by Section 409A of the Code.

SECTION 27.	REQUIRED REGULATORY PROVISIONS.

Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

SECTION 28.         DISPUTE RESOLUTION.

(a)           In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement or the breach hereof, the parties hereto shall use their best efforts to settle such dispute, claim, question or disagreement.  To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.

(b)           If they do not reach such a solution within a period of thirty (30) days, then the parties agree first to endeavor in good faith to amicably settle their dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association (the “AAA”), before resorting to arbitration.

(c)           Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement or the breach thereof, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA in effect at the time demand for arbitration is made by any such party.  The parties shall mutually agree upon a single arbitrator within thirty (30) days of such demand.  In the event that the parties are unable to so agree within such thirty (30) day period, then within the following thirty (30) day period, one arbitrator shall be named by each party.  A third arbitrator shall be named by the two arbitrators so chosen within ten (10) days after the appointment of the first two arbitrators.  In the event that the third arbitrator is not agreed upon, he or she shall be named by the AAA.  Arbitration shall occur in Lincoln, Nebraska.

(d)           The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction.  The award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code.  The prevailing party shall be entitled to receive any award of pre- and post-award interest as well as attorney’s fees incurred in connection with the arbitration and any judicial proceedings relate thereto.  The parties acknowledge that this Agreement evidences a transaction involving interstate commerce.  The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this Section.  Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this Agreement pending arbitration.  Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first written above.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

                                                                                                     /s/ Gilbert G. Lundstrom
                                                                                                     Gilbert G. Lundstrom, Executive

ATTEST:                                                                                    TierOne CORPORATION

By___/s/ Judith A. Klinkman                                                  By___/s/ James A. Laphen
Name: Judith A. Klinkman                                                        Name: James A. Laphen
Its: Assistant Secretary                                                            Its: President and Chief Operating Officer

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